Exhibit 99.3

Consent of Morgan Stanley & Co. LLC

We hereby consent to the inclusion in the Amendment No. 1 to the Registration Statement (the “Registration Statement”) of United Technologies Corporation (“UTC”) on Form S-4, and in the Joint Proxy Statement/Prospectus of UTC and Raytheon Company, which is part of the Registration Statement, of our opinion letter dated June 9, 2019 to the Board of Directors of UTC, appearing as Annex C to such Joint Proxy Statement/Prospectus, and to the description of such opinion letter and to the references thereto and to our name contained therein under the headings “Summary—Opinions of UTC’s Financial Advisors—Opinion of Morgan Stanley”, “The Merger—Opinions of UTC’s Financial Advisors—Opinion of Morgan Stanley”, “The Merger—Background of the Merger”, “The Merger—UTC Board’s Recommendation and Reasons for the Merger” and “The Merger—Certain Unaudited Prospective Financial Information”.  In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Morgan Stanley & Co. LLC

By: /s/ Morgan Stanley & Co. LLC

New York, New York
August 15, 2019